FOR IMMEDIATE RELEASE

Contacts:
Palatin Technologies:	Burns McClellan:
Dennis Earle	Francine Pollack (for investor inquiries)
Executive Director, Business Development	fpollack@burnsmc.com
(609) 495-2200	(212) 213-0006 X343
info@palatin.com
Carney Duntsch (for media inquires)
cduntsch@burnsmc.com
(212) 213-0006 X331

Palatin Technologies Settles Claim in License Agreement Dispute
with Competitive Technologies

CRANBURY, N.J., June 23, 2005/PRNewswire-FirstCall/ — Palatin Technologies, Inc. (AMEX:PTN) today announced that it has settled its dispute with Competitive Technologies, Inc. (AMEX:CTT) regarding its license agreement with CTT for certain peptides for the treatment of sexual dysfunction.

Under the settlement agreement, Palatin has agreed to pay CTT $1.7 million cash and to issue CTT 170,000 shares of PTN common stock. This payment is in settlement of CTT’s arbitration demand for $4 million, as a result of the closing of Palatin’s Collaborative Development and Marketing Agreement with King Pharmaceuticals, Inc. (NYSE:KG). Palatin and King continue to retain all rights to the future development of PT-141.

The Collaborative Agreement with King included a sublicense under Palatin’s license agreement with CTT. It also included a license to PT-141, Palatin’s proprietary lead therapeutic currently in development for the treatment of both male and female sexual dysfunction. PT-141 was developed by Palatin scientists and patents on PT-141 are owned solely by Palatin. Palatin has additional PT-141 patent applications pending in selected countries throughout the world.

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Carl Spana, Ph.D., President and Chief Executive Officer of Palatin commented, “Based upon our review of the claim, as well as the expense of continuing the litigation, we believe that it is in Palatin’s best interest to resolve this matter and concentrate on continuing the development of PT-141 and our other product candidates.”

About PT-141
PT-141 is the first compound in a new drug class called melanocortin receptor agonists under development to treat sexual dysfunction. This new chemical entity is being evaluated in phase II clinical trials studying the efficacy and safety profile of varying doses of this novel compound in men experiencing erectile dysfunction (“ED”) and women experiencing female sexual dysfunction (“FSD”). The mechanism of action of PT-141 may offer important benefits over currently available products for the treatment of ED because it acts on the pathway that controls sexual function without acting directly on the vascular system. Clinical data indicates that PT-141 may be effective in treating a broad range of patients suffering from ED. The nasal formulation of PT-141 currently under development is as convenient as oral treatments, is more patient-friendly than invasive treatments for ED, such as injections and trans-urethral pellets, and appears to result in a rapid onset of action.

Although the current ED market is primarily served by PDE-5 inhibitors which target the vascular system, a substantial unmet medical need for alternative sexual dysfunction therapies exists. Many patients are contraindicated for, or non-responsive to, PDE-5 inhibitors. For example, unlike PDE-5 inhibitors which are contraindicated in patients taking nitrates, primarily for the treatment of cardiovascular disease, current clinical data indicates that PT-141 should not be contraindicated in patients taking nitrates. Current literature indicates that about one half of all patients who receive an initial prescription for a PDE-5 inhibitor do not renew the prescription due chiefly to adverse side effects, drug interaction issues, and/or the lack of an acceptable level of responsiveness.

About Palatin
Palatin Technologies, Inc. is a biopharmaceutical company developing melanocortin-based therapeutics. The Company has one product on the market generating revenue and a pipeline of product opportunities in development. The Company’s internal research and development capabilities, anchored by its proprietary MIDAS™ technology, are fueling product development. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. To-date, the Company has formed partnerships with Mallinckrodt, a subsidiary of Tyco Healthcare (NYSE:TYC), and King Pharmaceuticals (NYSE:KG). For additional information regarding Palatin, please visit Palatin Technologies’ Palatin’s website at www.palatin.com.

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About King Pharmaceuticals
King Pharmaceuticals, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.

Any statements contained in this press release that refers to future events or other non-historical matters are forward-looking statements. Palatin disclaims any intent or obligation to update any forward-looking statements. Such statements are based on Palatin’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others, the inherent uncertainty associated with financial projections, and such risks and uncertainties as detailed from time to time in Palatin’s public filings with the U.S. Securities and Exchange Commission, including but not limited to, Palatin’s Annual Report on Form 10-K for the year ended June 30, 2004 and its Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2004, December 31, 2004 and March 31, 2005.

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